Exhibit 4.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference made to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of the Prospectus and to the use of our report dated July 12, 2016, in this Registration Statement (Form S-6 No. 333-211085) of Smart Trust 251, comprising Smart Trust, Adelante REIT Growth & Income Trust, Series 9.

/s/ Grant Thornton LLP

Chicago, Illinois

July 12, 2016